Exhibit 4.6

NOTICE OF AWARD GRANT

UNDER THE

FREIGHTOS LIMITED

2022 LONG-TERM INCENTIVE PLAN

FOR ISRAELI PARTICIPANTS

This Notice evidences the Award that has been granted to you, [          ] subject to and conditioned upon your agreement to the terms of the attached Award Agreement (the “Agreement”). The Award entitle you to hold or to purchase ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of Freightos Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), under the Freightos Limited 2022 Long-Term Incentive Plan and its Sub-Plan for Israeli Participants (the Plan and its Sub-Plan shall be referred herein as the “Plan”). The number of shares you may purchase and the exercise price at which you may purchase them, if applicable, are specified below. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. You must return an executed copy of this Notice to the Company within 90 days of the grant date. If you fail to do so, the Awards may be rendered null and void in the Company’s discretion.

Type of Award:  [                    ]

Designation: Section – 102 – Capital Gain

Grant Date: [                    ]

Vesting Start Date: [                    ]

Number of Awards:  [                    ]

Exercise Price Per Award (if applicable):  $[ ]

Expiration Date: The Awards expire at 5:00 P.M. Eastern Time on the 10th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Exercisability Schedule:  Subject to the terms and conditions described in the Agreement, the Awards become exercisable in accordance with the schedule below:

[                    ]

Special Term (if any):	FREIGHTOS LIMITED
By:

Date:

I acknowledge that I have carefully read the attached Agreement and agree to be bound by all of the provisions set forth in the Agreement.

Enclosures:	Award Agreement	GRANTEE
Exercise Form
Date:

AWARD AGREEMENT

UNDER THE

FREIGHTOS LIMITED 2022 LONG-TERM INCENTIVE PLAN

FOR ISRAELI PARTICIPANTS

1.Terminology.  Capitalized terms used in this Agreement are defined in the correlating Notice of Award Grant and/or the Glossary at the end of the Agreement or in the Plan.

2.Exercise of Awards.

(a)Exercisability.  The Awards will become exercisable in accordance with the Exercisability Schedule set forth in the Notice of Award Grant, so long as you are in the Service of the Company from the Grant Date through the applicable exercisability dates. None of the Awards will become exercisable after your Service with the Company ceases, unless the Notice of Award Grant provides otherwise with respect to exercisability that arises as a result of your cessation of Service. The terms “exercisable” or “exercised”, and “exercisability” shall be read as “vested” and “vesting” (respectively) with respect to such Awards which by their terms do not require any act of exercise by you and the term “exercise” shall be applicable only to Options.

(b)Right to Exercise.  [You may exercise the Options, to the extent exercisable, at any time on or before 5:00 P.M. Eastern Time on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. Notwithstanding the foregoing, ]1 if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise the Options or receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the shares are then listed for trade, the right to exercise the Options or receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such exercise or delivery would not violate such rules. Section 3 below describes certain limitations on exercise of the Awards that apply in the event of your death, Total and Permanent Disability, or Termination of Service. The Awards may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Awards are then exercisable). No fractional Shares will be issued under the Awards.

(c)Exercise Procedure.

(i)With respect to Options - In order to exercise the Options, you must provide the following items to the Secretary of the Company or his or her delegate before the expiration or termination of the Options:

(A)	notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options;
(B)

full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement;

[1]	Applicable to Options only.

(ii)With respect to Awards other than Options - The Awards shall become vested in accordance with the Exercisability Schedule set forth in the Notice of Award Grant and the Shares underlying such Awards may automatically be issued, subject to the provision of the Plan.

An exercise will not be effective until the Secretary of the Company or his or her delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws.  Notwithstanding the foregoing, if the Administrator permits payment by means of delivering properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise and such instructions provide for sale of Shares under a limit order rather than at the market, the exercise will not be effective until the earlier of the date the Company receives delivery of cash or cash equivalents in full payment of the Exercise Price, if applicable, or the date the Company receives confirmation from the broker that the sale instruction has been fulfilled, and the exercise will not be effective unless the earlier of such dates occurs on or before termination of the Awards.

(d)Method of Payment.  If applicable, you may pay the Exercise Price by:

(i)	delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;
(ii)	a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm designated or approved by the Administrator;
(iii)

subject to such limits as the Administrator may impose from time to time, reduce the number of Shares issued pursuant to Section 2(e) with respect to the exercised Award by such number of Shares equal to the quotient obtained from (a) the aggregate Exercise Price payable for all exercised Awards; divided by (b) the Fair Market Value on the date of issuance of Shares issued pursuant to such Awards, in accordance with the guidelines issued by the Israel Tax Authority;

(iv)	any other method approved by the Administrator; or
(v)	any combination of the foregoing.

(e)Issuance of Shares upon Exercise.  The Company shall issue to you the Shares underlying the exercised Awards as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate exercise price, if applicable, and the requisite withholding taxes, if any.  Upon issuance of such Shares, the Company may deliver, subject to the provisions of Section 7 below, such Shares on your behalf electronically to the Company’s designated share plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form.  Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares.

3.Termination of Service.

(a)Termination of Unexercisable Awards.  If your Service with the Company ceases for any reason, the Awards that are then unexercisable, after giving effect to any exercise acceleration provisions set forth on the Notice of Award Grant, will terminate immediately upon such cessation.

(b)Exercise Period Following Termination of Service.  If your Service with the Company ceases for any reason other than discharge for Cause, the Awards that are then exercisable, after giving effect to any exercise acceleration provisions set forth on the Notice of Award Grant,  will terminate upon the earliest of:

(i)the expiration of 90 days following such cessation, if your Service ceases on account of (1) your termination by the Company other than a discharge for Cause, or (2) your voluntary termination other than for Total and Permanent Disability or death;

(ii)the expiration of 12 months following such cessation, if your Service ceases on account of your Total and Permanent Disability or death;

(iii)the expiration of 12 months following your death, if your death occurs during the periods described in clauses (i) or (ii) of this Section 3(b), as applicable; or

(iv)the Expiration Date.

In the event of your death, the exercisable Awards may be exercised by your executor, personal representative, or the person(s) to whom the Awards are transferred by will or the laws of descent and distribution.

(c)Misconduct.  The Awards will terminate in their entirety, regardless of whether the Awards are then exercisable, immediately upon your discharge from Service for Cause, or upon your commission of any of the following acts during the exercise period following your Termination of Service: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company, as determined by the Administrator, which determination will be conclusive.

(d)Change in Status.  In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4.Nontransferability of Awards.  These Awards and, before exercise, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime, the Awards may be exercised only by you, during the period you are under a legal disability, by your guardian or legal representative, or as otherwise stipulated in the Plan or Notice of Award Grant with respect to such Award. Except as provided above, the Awards and, before exercise, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position”, or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

5.Nonqualified Nature of the Awards.  The Awards are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed. You hereby acknowledge that, upon exercise of the Awards, you will recognize compensation income in an amount equal to the excess of the then Fair Market Value of the Shares over the Exercise Price and must comply with the provisions of Section 7 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

6.Withholding of Taxes.

(a)Subject and supplemental to Exhibit A, at the time the Awards are exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Awards. The Company may require you to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Awards or issuance of share certificates representing Shares.

(b)The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Awards either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value not in excess of the amount necessary to satisfy the withholding amount due.

7.Adjustments.  The Administrator may make various adjustments to your Awards, including adjustments to the number and type of securities subject to the Awards and the Exercise Price, if applicable, in accordance with the terms of the Plan.  In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof.  In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Awards that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.

8.Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement will alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of any of the Awards to become exercisable or any other adverse effect on your interests under the Plan.

9.No Rights as a Shareholder.  You shall not have any of the rights of a shareholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Awards.  No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

10.The Company’s Rights.  The existence of the Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other shares with preference ahead of or convertible into, or otherwise affecting the Ordinary Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.Entire Agreement.  This Agreement, together with the correlating Notice of Award Grant and the Plan, contain the entire agreement between you and the Company with respect to the Awards.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Awards shall be void and ineffective for all purposes.

12.Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Awards or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

13.Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Administrator.

14.Section 409A.  This Agreement and the Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement and the Awards shall be administered, interpreted and construed in a manner consistent with this intent.  Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Awards.  Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.  The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

15.Electronic Delivery of Documents.  By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Awards, and any reports of the Company provided generally to the Company’s shareholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

16.No Future Entitlement.  By execution of the Notice, you acknowledge and agree that:  (i) the grant of these Awards is a one-time benefit which does not create any contractual or other right to receive future grants of share awards, or compensation in lieu of share awards, even if share awards have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when share awards shall be granted or shall become exercisable, the maximum number of shares subject to each share award, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Awards is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Awards is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Awards ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) if the underlying Ordinary Shares do not increase in value, these Awards will have no value, nor does the Company guarantee any future value; and (vii) no claim or entitlement to compensation or damages arises if these Awards do not increase in value and you irrevocably release the Company from any such claim that does arise.

17.Personal Data.  For the purpose of implementing, administering and managing these Awards, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to any Change in Control transaction or capital raising transaction involving the Company.  You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Awards and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s).  You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that data will be held only as long as is necessary to implement, administer and manage these Awards.  You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary.  You understand, however, that refusing or withdrawing your consent may affect your ability to accept a share award.

18.Additional Compliance. Notwithstanding any provisions in this Agreement, with respect to a Grantee who is an Eligible 102 Participant the grant of Awards shall be subject to any provisions, acknowledgment, special terms and conditions set forth in Exhibit A hereto which constitutes an integral part of this Agreement. In case of any contradictions between the provisions of Exhibit A and this Agreement the provisions of Exhibit A shall prevail.

19.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

20.Resolution of Disputes.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator.  You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

21.Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Exhibit A

For Eligible 102 Participant

1.

Acceptance of the Grant and Acknowledgments. The Grantee is hereby: (a) accepts that the Award is granted under the Plan and this Agreement, (b) acknowledges to have received, read and understood the Plan and this Agreement, and (c) agrees to be bound by the terms and provisions of the Plan, the Election, the Trust Agreement, and the provisions of Section 102, in each case as amended from time to time, the Agreement and this Exhibit A, and any tax ruling which was approved by the ITA with respect to the Plan.

2.	Taxation. The following provision supplements the Agreement:

Notwithstanding the above, a Grantee who was granted an Award under Section 102, declares and acknowledges that:

(a)

The Grantee accepts and agrees that with respect to any 102 Trustee Grant granted to him or her, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, he or she shall not sell or release from trust any Shares following the exercise of the Option, and any additional Share received subsequently following any realization of rights, including without limitation, bonus shares and dividend equivalent awards until the lapse of the Required Holding Period under Section 102. Notwithstanding the above, the Grantee is aware that if any such sale or release occurs during the Required Holding Period (and such sale or release is not allowed by Section 102), the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to him or her and shall be borne solely by him or her.

(b)

With respect to 102 Trustee Grant, the Grantee hereby acknowledges that he or she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Award granted to him or her hereunder and the tax implications applicable to such grant.

(c)

Should any Non-Trustee Grant be granted to the Grantee, the Grantee hereby agrees that should he or she cease to be employed by the Company or any Affiliate the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

(d)

By signing the Agreement (including this Exhibit) the Grantee acknowledges that he or she is aware and agree that any tax consequences arising from the grant of any Award (or dividend equivalent awards), from the vesting and exercise thereof, from the payment for Shares or from any other event or act (of the Company and/or its Affiliate, the Trustee, or the Grantee himself) hereunder, shall be borne solely by him or her. The Company and/or its Affiliate and/or the Trustee shall be entitled to withhold taxes according to any requirement under applicable laws, rules, tax rulings and regulations. Furthermore, the Grantee hereby agrees and undertakes to indemnify and reimburse the Company and/or its Affiliate and/or their respective employees, officers, directors or any person acting on their behalf, and/or the Trustee, as the case may be, and hold each of them harmless against and from any and all liability for any tax (including, without limitation, income tax, national insurance and health tax), interest, linkage differentials and penalties thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to such Grantee.

(e)

The Grantee will not be entitled to receive from the Company any Shares allocated or issued prior to the vesting and exercise of his or her Award and prior to the full payments of his or her tax liabilities arising from Award which were granted to him or her and/or Share issued upon the vesting and exercise of the Award. For the avoidance of doubt, neither the Company nor the Trustee shall be required to affect or complete any registration or recordation in its corporate books and records in respect of any Share issuable upon the vesting of Award by the Grantee nor release any share certificate to the Grantee until all payments required to be made by the Grantee have been fully satisfied.

(f)

The Grantee hereby undertakes not to have any claim against the Company or any of its directors, employees, shareholders or advisors if it emerges, at the time of grant, vesting or recipient of the Award, that the Grantee’s investment in the Share was not worthwhile, for any reason whatsoever.

(g)	With respect to the Award, by signing this Agreement the Grantee hereby confirms the following:
(i)

He or she has been notified that the receipt of the Award and the disposition of the Share to be issued upon the vesting and exercise of the Award (and any dividend equivalent awards) may result in tax consequences to the Grantee, and that the Grantee has been advised by the Company to consult a tax adviser in this respect;

(ii)

Neither the Company nor any of its employees, officers, directors or any other person acting on its behalf (including representatives, legal counsels and tax advisers) have or shall be deemed to have provided the Grantee any advice with respect to the grant of any Award, the terms of this Agreement, the Plan, or any other document, or with respect to any tax consequences.

3.	Trustee.
(a)

With respect to the Award granted pursuant hereto, by signing and delivering the Agreement (including this Exhibit A), the Grantee hereby confirms that he or she read the provisions of the Trust Agreement, [a copy of which is attached hereto as Appendix A], and that the terms and conditions thereof are hereby agreed and acknowledged and it is agreed that a condition to the grant of the Award is the Grantee’s agreement to be bound by, and comply with, its provisions.

(b)	The grant of the Award is conditioned upon the Grantee signing all documents requested by the Company, the Trustee and the ITA (if required).
(c)	The Company may replace the Trust Agreement or amend, cancel, renew or replace the terms of the Agreement at any time, at its sole discretion, subject to the provisions of Section 102.

By signing and delivering the Agreement, the Grantee hereby confirms that he or she is aware that the Award and dividend equivalent awards may be held by a global stock plan administrator other than the Trustee, and that any Share allocated or issued upon the vesting and exercise of his or her Award shall only be transferred and held by the Trustee in trust for the benefit of the Grantee. In any event, any Award, dividend equivalent awards (or any Share allocated or issued upon the vesting and exercise of his or her Award and dividend equivalent awards) shall not be transferred directly from the global stock plan administrator to the Grantee or any other person other than the Trustee.

{Glossary begins on next page}

GLOSSARY

(a)“Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan.

(b)“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Freightos Limited.  For this purpose, “control” means ownership of more than 50% of the total combined voting power or value of all classes of shares or interests of the entity.

(c)“Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

(d)“Change in Control” has the meaning set forth in the Plan.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Company” includes Freightos Limited and its Affiliates, except where the context otherwise requires.  For purposes of determining whether a Change in Control has occurred, Company shall mean only Freightos Limited.

(g)“Fair Market Value” shall have the meaning set forth in the Plan.

(h)“Notice of Award Grant” means the written notice evidencing the grant of the Awards that correlates with and makes up a part of this Agreement.

(i)“Plan” means the Freightos Limited 2022 Long-Term Incentive Plan and its Sub-Plan for Israeli Participants.

(j)“Service” means your employment or other service relationship with the Company and its Affiliates.  Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

(k)“Shares” mean the Ordinary Shares underlying the Awards.

(l)“Termination of Service” has the meaning set forth in the Plan.

(m)“Total and Permanent Disability” has the meaning set forth in the Plan.

(n)“You”; “Your”; “Grantee” means the recipient of the award as reflected on the Notice of Award Grant.  Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Awards may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

EXERCISE FORM

Administrator of 2022 Long-Term Incentive Plan

c/o Office of the Corporate Secretary

Freightos Limited

Gentlemen:

I hereby exercise the Options granted to me on ____________________, ____, by Freightos Limited (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the Freightos Limited 2022 Long-Term Incentive Plan (the “Plan”), and notify you of my desire to purchase ____________ Ordinary Shares of the Company at a price of $___________ per share pursuant to the exercise of said Options.

Total Amount Enclosed: $

Date:
(Grantee)

Received by FREIGHTOS LIMITED on
,

By: